Exhibit 10.1

EXECUTION VERSION

THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Third Amendment” or this “Amendment”) is entered into as of August 1, 2012, by and among HERCULES FUNDING II LLC, a Delaware limited liability company (“ Borrower”), the lenders identified on the signature page hereof (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), and WELLS FARGO CAPITAL FINANCE, LLC, formerly known as Wells Fargo Foothill, LLC, a Delaware limited liability company, as the arranger and administrative agent for the Lenders (“Agent”), with reference to the following facts, which shall be construed as part of this Third Amendment:

RECITALS

A. Borrower, Lenders and Agent have entered into that certain Loan and Security Agreement dated as of August 25, 2008, as amended by that certain First Amendment to Loan and Security Agreement dated as of April 30, 2009, and that certain Second Amendment to Loan and Security Agreement dated as of June 20, 2011 (as amended or modified from time to time, the “Loan Agreement”), pursuant to which Lenders and Agent are providing financial accommodations to or for the benefit of Borrower upon the terms and conditions contained therein. Unless otherwise defined herein, capitalized terms or matters of construction defined or established in the Loan Agreement shall be applied herein as defined or established therein.

B. As of the date hereof, Wells Fargo Capital Finance, LLC is the sole Lender under the Loan Agreement.

C. Borrower has requested that Lenders and Agent agree to amend certain provisions of the Loan Agreement, and Lenders and Agent are willing to do so to the extent provided in, and subject to the terms and conditions of, this Third Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the continued performance by Borrower of its promises and obligations under the Loan Agreement and the other Loan Documents, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, Lenders and Agent hereby agree as follows:

1. Ratification of Existing Loan Documents. Each of the parties acknowledges, confirms, and ratifies the provisions of the Loan Agreement and the other Loan Documents, which shall be unmodified and shall continue to be in full force and effect in accordance with their terms except as expressly provided under this Third Amendment.

2. Amendments to the Loan Agreement. The Loan Agreement is hereby amended as follows:

2.1 Addition of New Definitions. Section 1.1 of the Loan Agreement is amended by adding in appropriate alphabetical order the following new definitions:

“Amortization Commencement Date” means the day immediately following the end of the Revolving Credit Availability Period.

“Amortization Commencement Date Principal Balance” means the aggregate outstanding principal balance of Advances as of the Amortization Commencement Date.

“Amortization Period” means the period commencing on the Amortization Commencement Date and ending on the earlier of (a) payment in full of the Obligations, and (b) the Maturity Date.

“Healthcare Industry Note Receivable” means a Note Receivable due from an Account Debtor that is a company that procures, provides and/or distributes medical equipment, medical supplies, and health care services to providers such as hospitals, home health care providers, and nursing homes or directly to consumers.

“Life Sciences Industry Note Receivable” means a Note Receivable due from an Account Debtor that is a company that researches and produces pharmaceuticals, biotechnology, and medical devices for use in humans. The industry sub-sectors of the life sciences industry, include, but are not limited to medical devices, bio-pharmaceutical, drug discovery and drug delivery.

“Required Amortization Amount” means, as of any date of determination, an amount equal to the product of (x) 1/12 multiplied by (y) the Amortization Commencement Date Principal Balance multiplied by (z) the number of full or partial months elapsed since the Amortization Commencement Date.

“Revolving Credit Availability Period” means the period commencing on the Closing Date and ending on the earlier of (a) the third anniversary of the Third Amendment Closing Date, and (b) termination pursuant to Section 9.1.

“Technology Industry Note Receivable” means a Note Receivable due from an Account Debtor that is a company that provides products or services that require advanced innovative technologies. The industry sub-sectors, include, but are not limited to, computer software and hardware, networking systems, semiconductors, semiconductor capital equipment, information technology infrastructure or services, internet consumer and business services, telecommunications, telecommunications equipment, media, sustainable and renewable energy technologies and energy efficiency and monitoring technologies.

“Third Amendment” means the Third Amendment to Loan and Security Agreement, dated as of August 1, 2012, by and among Lenders, Agent and Borrower.

“Third Amendment Closing Date” means August 1, 2012.

“Third Amendment Closing Fee” has the meaning given to such term in the Fee Letter.

2.2 Amendment to Definition of Eligible Notes Receivable. Section 1.1 of the Loan Agreement is amended by deleting the existing text of clause (g) in the definition of “Eligible Notes Receivable” and replacing it with the following amended and restated version thereof:

(g) such Note Receivable causes the aggregate outstanding principal amount of all Eligible Notes Receivable (i) that are Technology Industry Notes Receivable to exceed sixty percent (60%) of the aggregate outstanding principal amount of all Eligible Notes Receivable at such time, (ii) that are Life Sciences Industry Notes Receivable to exceed forty percent (40%) of the aggregate outstanding principal amount of all Eligible Notes Receivable at such time, (iii) that are Healthcare Industry Notes Receivable to exceed forty percent (40%) of the aggregate outstanding principal amount of all Eligible Notes Receivable at such time, or (iv) Notes Receivable owed by Account Debtors whose business activities fall within any other single industry, as defined by the Standard Industrial Classification/NAIC classification (six-digit NAIC codes) then in effect, to exceed thirty-five percent (35%) of the aggregate outstanding principal amount of all Eligible Notes Receivable at such time; provided, that in each case only the amount in excess of such limit shall be considered ineligible;

2.3 Further Amendment to Definition of Eligible Notes Receivable. Section 1.1 of the Loan Agreement is amended by adding after the existing text of the definition of “Eligible Notes Receivable” the following new paragraph:

Notwithstanding the foregoing, the percentage limitations in the foregoing clauses (d), (e), (f), (g), (h), (k), (n), and (r) relative to the aggregate outstanding principal amount of all Eligible Notes Receivable at such time, shall not apply during the Amortization Period.

2.4 Amendment to Definition of Fee Letter. Section 1.1 of the Loan Agreement is amended by deleting the existing definition of the term “Fee Letter” and replacing it with the following amended and restated version thereof:

“Fee Letter” means that certain Second Amended and Restated Fee Letter, dated as of the Third Amendment Closing Date, between Borrower and Agent, in form and substance satisfactory to Agent.

2.5 Amendment to Revolver Advances. Section 2.1 of the Loan Agreement is amended by deleting the existing text of Section 2.1(a) and replacing it with the following amended and restated version thereof:

(a) Subjectto the terms and conditions of this Agreement, and during the Revolving Credit Availability Period, each Lender agrees (severally, not jointly or jointly and severally) to make advances (“Advances”) to Borrower in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount or (ii) the Borrowing Base.

2.6 Amendment to Overadvances. Section 2.4 of the Loan Agreement is amended by deleting the existing text thereof and replacing it with the following amended and restated versions thereof:

2.4 Overadvances and Required Amortization Amount.

(a) Overadvances. If, at any time or for any reason, the amount of Obligations (other than Bank Product Obligations) owed by Borrower to the Lender Group pursuant to Section 2.1 is greater than any of the limitations set forth in Section 2.1 (an “Overadvance”), Borrower immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.3(b). All Overadvances shall be treated as Base Rate Loans. In addition, Borrower hereby promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full as and when due and payable under the terms of this Agreement and the other Loan Documents.

(b) Required Amortization Amount. If, as of the first day of any month following the Amortization Commencement Date, the Amortization Commencement Date Principal Balance has not been reduced by at least the Required Amortization Amount as of such date, then Borrower immediately shall pay to Agent, in cash, the amount of such shortfall, which amount shall be used by Agent to reduce the outstanding principal amount of the Amortization Commencement Date Principal Balance.

2.7 Amendment to Interest Rates. Section 2.5 of the Loan Agreement is amended by deleting the existing text of Section 2.5(a) and replacing it with the following amended and restated version thereof:

(a) Interest Rates. Except as provided in Section 2.5(b) below, all Obligations (except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows:

(i) if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to (A) the LIBOR Rate plus (B)the LIBOR Rate Margin (provided, however, that in no case shall such per annum rate be less than four and one-quarter percent (4.25%) at any time), and

(ii) otherwise, at a per annum rate equal to (A) the Base Rate plus (B) the Base Rate Margin (provided, however, that in no case shall such per annum rate be less than four and one-quarter percent (4.25%) at any time).

2.8 Amendment to Unused Line Fee. Section 2.10 of the Loan Agreement is amended by deleting the existing text of Section 2.10(a) and replacing it with the following amended and restated version thereof:

(a) Unused Line Fee. On the first day of each month, Borrower shall pay an unused line fee equal to (i) the amount by which (A) the Maximum Revolver Amount then in effect exceeds (B) the average Daily Balance of Advances that were outstanding during the immediately preceding month, or portion thereof during which the Revolving Credit Availability Period was in effect, multiplied by (ii)(A) for each payment date occurring on or before August 1, 2012, (I) if the average Daily Balance of Advances that were outstanding during such month, or portion thereof during which the Revolving Credit Availability Period was in effect, was equal to or less than sixty percent (60%) of the average Maximum Revolver Amount in effect during such month, then three-quarters of one percent (0.75%) per annum, (II) if the average Daily Balance of Advances that were outstanding during such month, or portion thereof during which the Revolving Credit Availability Period was in effect, was greater than sixty percent (60%), but equal to or less than eighty percent (80%), of the average Maximum Revolver Amount in effect during such month, then one-half of one percent (0.50%) per annum, and (III) if the average Daily Balance of Advances that were outstanding during such month, or portion thereof during which the Revolving Credit Availability Period was in effect, was greater than eighty percent (80%) of the average Maximum Revolver Amount in effect during such month, then zero (0), and (B) for each payment date occurring after August 1, 2012, (I) if the average Daily Balance of Advances that were outstanding during such month, or portion thereof during which the Revolving Credit Availability Period was in effect, was equal to or less than fifty percent (50%) of the average Maximum Revolver Amount in effect during such month, then one-half of one percent (0.50%) per annum, (II) if the average Daily Balance of Advances that were outstanding during such month, or portion thereof during which the Revolving Credit Availability Period was in effect, was greater than fifty percent (50%), but equal to or less than eighty percent (80%), of the average Maximum Revolver Amount in effect during such month, then three-eighths of one percent (0.375%) per annum, and (III) if the average Daily Balance of Advances that were outstanding during such month, or portion thereof during which the Revolving Credit Availability Period was in effect, was greater than eighty percent (80%) of the average Maximum Revolver Amount in effect during such month, then zero (0).

2.9 Amendment to Maturity Date. Section 3.4 of the Loan Agreement is amended by deleting the existing text thereof and replacing it with the following amended and restated version thereof:

3.4 Term. This Agreement shall continue in full force and effect for a term commencing on the Closing Date and ending one year after the Amortization Commencement Date (the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

2.10 Amendment to Early Termination by Borrower. Section 3.6 of the Loan Agreement is amended by deleting the existing text thereof and replacing it with the following amended and restated version thereof:

3.6 Early Termination by Borrower. Borrower has the option, at any time upon ninety (90) days prior written notice to Agent, to terminate this Agreement by repaying to Agent all of the Obligations in full. If Borrower has sent a notice of termination pursuant to the provisions of this Section 3.6, then the Commitments shall terminate and Borrower shall be obligated to repay the Obligations in full, on the date set forth as the date of termination of this Agreement in such notice. In the event of the termination of this Agreement and repayment of the Obligations at any time prior to the Maturity Date, for any other reason, including (a) termination upon the election of the Required Lenders to terminate after the occurrence and during the continuation of an Event of Default, (b) foreclosure by Agent or Lenders and sale of Collateral, (c) sale of the Collateral in any Insolvency Proceeding of Borrower, or (d) restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding of Borrower, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lender Group or profits lost by the Lender Group as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lender Group, Borrower shall pay to Agent, in cash, for the ratable benefit of Lenders, the Applicable Prepayment Premium, if any, determined as of such date. For purposes of this Agreement, “Applicable Prepayment Premium” means, as of any date of determination, an amount equal to (a) during the period starting on the Third Amendment Closing Date and ending on the day immediately preceding the first anniversary of the Third Amendment Closing Date, three percent (3.00%) multiplied by the Maximum Revolver Amount on such date, (b) during the period starting on the first anniversary of the Third Amendment Closing Date and ending on the day immediately preceding the second anniversary of the Third Amendment Closing Date, two percent (2.00%) multiplied by the Maximum Revolver Amount on such date, (c) during the period starting on the second anniversary of the Third Amendment Closing Date and ending on the day immediately preceding the same date in the sixth month after the second anniversary of the Third Amendment Closing Date, one percent (1.00%) multiplied by the Maximum Revolver Amount on such date, and (d) thereafter, zero dollars ($0.00).

2.11 Amendment to Financial Covenant Regarding Minimum Tangible Net Worth of HTGC. Section 7.16 of the Loan Agreement is amended by deleting the existing text of Section 7.16(c) and replacing it with the following amended and restated version thereof:

(c) Minimum Tangible Net Worth of HTGC. Permit HTGC, on a consolidated basis with its Subsidiaries, to fail to maintain as of the end of each of its fiscal quarters a sum of (i) Tangible Net Worth, plus (ii) Subordinated Debt, that is greater than or equal to the sum of (A) $362,000,000, plus (B) ninety percent (90%) of the cumulative amount of equity raised by HTGC after June 30, 2012.

2.12 Amendment to Lenders’ Rights and Remedies. Section 9.1 of the Loan Agreement is amended by deleting the existing text of Section 9.1(b) and replacing it with the following amended and restated version thereof:

(b) declare the Revolving Credit Availability Period and the Commitments terminated, whereupon the Revolving Credit Availability Period and the Commitments shall immediately be terminated together with any obligation of any Lender to advance money or extend credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and the Lender Group;

2.13 Further Amendment to Lenders’ Rights and Remedies. Section 9.1 of the Loan Agreement is further amended by deleting the last paragraph thereof and replacing it with the following amended and restated version thereof:

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Revolving Credit Availability Period and the Commitments shall automatically terminate and the Obligations (other than Bank Product Obligations), inclusive of all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrower.

2.14 Amendment to Amendments and Waivers. Section 15.1 of the Loan Agreement is amended by deleting the existing text of Section 15.1(j) and replacing it with the following amended and restated version thereof:

(j) change the definitions of Borrowing Base, Eligible Note Receivables, Maximum Revolver Amount, Amortization Commencement Date, Amortization Commencement Date Principal Balance, Amortization Period, Required Amortization Amount or Revolving Credit Availability Period;

3. Conditions Precedent. Notwithstanding any other provision of this Third Amendment, this Third Amendment shall be of no force or effect, and Lenders and Agent shall not have any obligations hereunder, unless and until each of the following conditions have been satisfied:

3.1 Receipt of Executed Third Amendment. Agent shall have received this Third Amendment, duly executed by Borrower, each Lender, and Agent;

3.2 Receipt of Executed Second Amended and Restated Fee Letter. Agent shall have received the Fee Letter, duly executed by Borrower and Agent;

3.3 Payment of Third Amendment Closing Fee. Agent shall have received from Borrower payment of the Third Amendment Closing Fee;

3.4 Secretary’s Certificate. Agent shall have received a certificate from the Secretary of Borrower attesting to (a) the resolutions of Borrower’s Board of Directors (i) authorizing Borrower’s execution, delivery, and performance of this Third Amendment, the Fee Letter, and all other Loan Documents executed in connection therewith to which Borrower is a party, and (ii) authorizing specific officers of Borrower to execute the same, and (b) the incumbency and signatures of such specific officers of Borrower; and

3.5 Closing Certificate. Agent shall have received a certificate from the chief financial officer and chief executive officer of Borrower, certifying as to (a) the truth and accuracy of the representations and warranties of Borrower contained in Section 5 of the Loan Agreement as amended by this Third Amendment, (b) the absence of any Defaults or Events of Default, and (c) that after giving effect to the incurrence of Indebtedness under the Loan Agreement and the other transactions contemplated by the Loan Agreement as amended by this Third Amendment, Borrower is Solvent.

4. Representations and Warranties regarding Loan Agreement. Borrower hereby represents and warrants that the representations and warranties contained in the Loan Agreement were true and correct in all material respects when made and, except to the extent that (a) a particular representation or warranty by its terms expressly applies only to an earlier date, or (b) Borrower has previously advised Agent in writing as contemplated under the Loan Agreement, are true and correct in all material respects as of the date hereof. Borrower hereby further represents and warrants that no event has occurred and is continuing, or would result from the transactions contemplated under this Third Amendment, that constitutes or would constitute a Default or an Event of Default.

5. Miscellaneous.

5.1 Headings. The various headings of this Third Amendment are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Third Amendment or any provisions hereof.

5.2 Counterparts. This Third Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Delivery of an executed counterpart of a signature page to this Third Amendment by either (i) facsimile transmission or (ii) electronic transmission in either Tagged Image Format Files (TIFF) or Portable Document Format (PDF), shall be effective as delivery of a manually executed counterpart thereof.

5.3 Interpretation. No provision of this Third Amendment shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have structured, drafted or dictated such provision.

5.4 Complete Agreement. This Third Amendment constitutes the complete agreement between the parties with respect to the subject matter hereof, and supersedes any prior written or oral agreements, writings, communications or understandings of the parties with respect thereto.

5.5 GOVERNING LAW. THIS THIRD AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS.

5.6 Effect. Upon the effectiveness of this Third Amendment, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import shall mean and be a reference to the Loan Agreement as amended hereby and each reference in the other Loan Documents to the Loan Agreement, “thereunder,” “thereof,” or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.

5.7 Conflict of Terms. In the event of any inconsistency between the provisions of this Third Amendment and any provision of the Loan Agreement, the terms and provisions of this Third Amendment shall govern and control.

5.8 No Novation or Waiver. Except as specifically set forth in this Third Amendment, the execution, delivery and effectiveness of this Third Amendment shall not (a) limit, impair, constitute a waiver by, or otherwise affect any right, power or remedy of, Agent or Lenders under the Loan Agreement or any other Loan Document, (b) constitute a waiver of any provision in the Loan Agreement or in any of the other Loan Documents or of any Default or Event of Default that may have occurred and be continuing, or (c) alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Loan Agreement or in any of the other Loan Documents, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment to Loan and Security Agreement as of the day and year first above written.

HERCULES FUNDING II LLC, a Delaware limited liability company, as Borrower

By:	/s/ Jessica Baron
Name:	Jessica Baron
Title:	Chief Financial Officer

WELLS FARGO CAPITAL FINANCE, LLC, formerly known as Wells Fargo Foothill, LLC,a Delaware limited liability company,as Agent and a Lender

By:	/s/ Aharon Tarnavsky
Name:	Aharon Tarnavsky
Title:	Vice President